Exhibit 4.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Oak Valley Bancorp of our report dated July 21, 2008 with respect to the balance sheets of Oak Valley Community Bank as of December 31, 2007 and 2006, and the related statements of earnings, stockholders’ equity, and cash flows for the two years in the period ended December 31, 2007 appearing in Oak Valley Bancorp’s filing on Form 10/A dated October 31, 2008.

/s/ Moss Adams, LLP
Stockton, California
March 24, 2009